Exhibit 99.1

CIM Real Estate Finance Trust, Inc. Closes First Tranche of Previously Announced Transaction of Single-Tenant Properties with Realty Income

Net Proceeds Will Be Used Towards Transition to a Mortgage REIT

Phoenix, AZ, December 3, 2019 - Certain subsidiaries of CIM Real Estate Finance Trust, Inc. (“CMFT” or the “Company”), a publicly registered non-listed real estate investment trust (“REIT”), completed the sale of 411 single-tenant properties for $1.035 billion, representing the first tranche of the transaction with Realty Income Corporation (“Realty Income,” NYSE: O), previously announced in September 2019. The sale of the remaining properties is expected to close in late 2019 and/or early 2020, subject to customary closing conditions. The total transaction with Realty Income is valued at approximately $1.25 billion and includes the assumption by Realty Income of existing mortgage debt totaling approximately $131 million.

Eastdil Secured represented CMFT in the transaction.

Transition Towards Mortgage REIT
Net proceeds from this transaction will assist CMFT in the process of pursuing a more diversified investment strategy across the capital structure, ultimately transitioning to a mortgage REIT. The Company intends to balance its existing core of necessity commercial real estate assets leased to creditworthy tenants under long-term net leases with a portfolio of commercial mortgage loans and other credit investments.

“We believe that the transition to a credit-focused strategy will maximize shareholder value,” said Richard Ressler, Chairman of the Board of Directors, Chief Executive Officer and President of CMFT, and Co-Founder and Principal of CIM Group. “Once we reposition our portfolio over the next 12-24 months, we may pursue a listing of the Company’s common stock on a national securities exchange, providing liquidity for our shareholders.”

This transaction is the latest in a series of actions that have been taken by the Company to further its objective of transitioning to a mortgage REIT, including amending the Company’s charter to help position the Company for a potential listing on a national securities exchange, re-naming the Company, and amending the Company’s management agreement with its external manager to better align the terms of the agreement to those of other publicly listed mortgage REITs.

“We are pleased with our progress diversifying our investments and the steps taken to help achieve our long-term objectives,” Ressler added.

About CIM Real Estate Finance Trust
CMFT is a public, non-listed REIT formed in 2012 that primarily owns and operates a diversified portfolio of core commercial real estate assets consisting of net leased properties and a portfolio of commercial mortgage loans. As of September 30, 2019, the Company’s loan portfolio consisted of nine loans with a net book value of $187.0 million. CIM Real Estate Finance Trust, Inc. was previously known as Cole Credit Property Trust IV, Inc. and changed its name on August 14, 2019. CMFT, which is sponsored by an affiliate of CIM, intends to pursue a more diversified investment strategy, ultimately transitioning to a mortgage REIT.

About CIM Group®
CIM is a community-focused real estate and infrastructure owner, operator, lender and developer. Since 1994, CIM has led more than $60 billion of projects in communities across the Americas. CIM’s broad in-house expertise includes decades of research, acquisition, credit analysis, development, finance, leasing and property management experience. Its diverse team of experts employs a disciplined approach to identify and create value in real assets, seeking to enhance the communities in which it invests. For more information, visit www.cimgroup.com.

Forward-Looking Statements
Certain statements contained in this press release, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which reflect CMFT’s expectations regarding future events. CMFT intends for all forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements involve a number of assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Generally, the words “expects,” “anticipates,” “assumes,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions identify forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in CMFT’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in CMFT’s filings with the Securities and Exchange Commission (the “SEC”). CMFT undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Media Relations Contact:
Bill Mendel
212-397-1030
bill@mendelcommunications.com